Filed Pursuant to Rule 424(b)(3)
Registration No. 333-237734

PROSPECTUS

47,927,176 Shares of Common Stock

This prospectus relates to the resale from time to time of up to 47,927,176 shares of common stock of Savara Inc. by the selling stockholders listed on page 6, including their transferees, pledgees or donees or their respective successors, which consists of 9,569,430 outstanding shares of our common stock held by the selling stockholders, 5,780,537 shares of our common stock issuable upon the exercise of outstanding pre-funded warrants to purchase shares of our common stock and 32,577,209 shares of our common stock issuable upon the exercise of outstanding warrants to purchase shares of our common stock (the “Milestone Warrants”) (or issuable upon exercise of pre-funded warrants to purchase shares of our common stock that are issuable to holders of Milestone Warrants upon exercise of such warrants in lieu of the issuance of common stock). Such shares, Milestone Warrants and pre-funded warrants were issued and sold to certain institutional and accredited investors in a private placement pursuant to a securities purchase agreement among us and such investors dated December 20, 2019 (the “Purchase Agreement”). Concurrently with the Purchase Agreement, we entered into a registration rights agreement with such investors and we are registering the shares being offered hereunder pursuant to such registration rights agreement on behalf of the selling stockholders, to be offered and sold by them from time to time. We will not receive any proceeds from the sale of the shares offered by this prospectus.

We have agreed, pursuant to the registration rights agreement, to bear all of the expenses incurred in connection with the registration of these shares. The selling stockholders will pay or assume discounts, commissions, fees of underwriters, selling brokers or dealer managers and similar expenses, if any, incurred for the sale of shares of our common stock.

The selling stockholders identified in this prospectus, or their respective transferees, pledgees, donees or other successors-in-interest, may offer the shares from time to time through public or private transactions at prevailing market prices, at prices related to prevailing market prices or at privately negotiated prices. For additional information on the methods of sale that may be used by the selling stockholders, see the section entitled “Plan of Distribution” on page 11. For a list of the selling stockholders, see the section entitled “Selling Stockholders” on page 6.

We may amend or supplement this prospectus from time to time by filing amendments or supplements as required. You should read the entire prospectus and any amendments or supplements carefully before you make your investment decision.

Our common stock is listed on the Nasdaq Global Select Market under the symbol “SVRA.” On April 28, 2020, the last reported sale price for our common stock was $2.45 per share.

Investing in our securities involves a high degree of risk. See “Risk Factors ” on page 3 of this prospectus and in the documents incorporated by reference in this prospectus, as updated in the applicable prospectus supplement, and other future filings we make with the Securities and Exchange Commission that are incorporated by reference into this prospectus, for a discussion of the factors you should consider carefully before deciding to purchase our securities.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus is April 29, 2020

You should rely only on the information contained or incorporated by reference in this prospectus. We have not authorized any other person to provide you with different information. If anyone provides you with different or inconsistent information, you should not rely on it. This prospectus may only be used where it is legal to offer and sell shares of our common stock. If it is against the law in any jurisdiction to make an offer to sell these shares, or to solicit an offer from someone to buy these shares, then this prospectus does not apply to any person in that jurisdiction, and no offer or solicitation is made by this prospectus to any such person. You should assume that the information appearing in this prospectus is accurate only as of the date on the front cover of this prospectus, regardless of the time of delivery of this prospectus or of any sale of common stock. Our business, financial condition, results of operations and prospects may have changed since such date. Information contained on our website is not a part of this prospectus.

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PROSPECTUS SUMMARY

This summary highlights the information contained elsewhere in or incorporated by reference into this prospectus. Because this is only a summary, it does not contain all of the information that you should consider before investing in our securities. You should carefully read this entire prospectus, including the information contained under the heading “Risk Factors,” and all other information included or incorporated by reference into this prospectus in their entirety before you invest in our securities.

Unless the context otherwise requires, all references in this prospectus to “Savara,” “we,” “us,” “our,” “the Company” or similar words refer to Savara Inc., together with our consolidated subsidiaries.

Company Overview

We are an orphan lung disease company with a pipeline that comprises three investigational compounds, all of which use an inhaled delivery route. Our lead program, Molgradex, is an inhaled granulocyte-macrophage colony-stimulating factor, or GM-CSF, in Phase 3 development for autoimmune pulmonary alveolar proteinosis, or aPAP, and in Phase 2a development for nontuberculous mycobacterial, or NTM, lung infection in both non-cystic fibrosis, or CF, and CF-affected individuals. Apulmiq is an inhaled liposomal ciprofloxacin in Phase 3 development for non-cystic fibrosis bronchiectasis, or NCFB. AeroVanc is an inhaled vancomycin in Phase 3 development for persistent methicillin-resistant Staphylococcus aureus, or MRSA lung infection in people living with CF.. Our strategy involves expanding our pipeline of potentially best-in-class products through indication expansion, strategic development partnerships and product acquisitions, with the goal of becoming a leading company in our field. Savara’s management team has significant experience in orphan drug development and pulmonary medicine, identifying unmet needs, developing and acquiring new product candidates, and effectively advancing them to approvals and commercialization.

Recent Developments

Apulmiq License

Effective March 31, 2020, we obtained an exclusive, worldwide, royalty-bearing license, with rights to sublicense, certain patent rights and know-how owned or controlled by Grifols, S.A., or Grifols, to make, have made, use, develop, import and export, supply, offer for sale, and sell or otherwise commercialize pharmaceutical preparations containing ciprofloxacin in a liposomal formulation and/or ciprofloxacin that is not encapsulated in liposomes (each such pharmaceutical preparation a “Licensed Product”) for all uses. In exchange for such license we agreed to pay Grifols (1) an upfront cash payment of $3,247,000, (2) an upfront payment of 1,000,000 shares of our common stock, (3) developmental milestone payments upon (i) approval of a Licensed Product for commercial sale by the U.S. Food and Drug Administration and (ii) approval of a Licensed Product for commercial sale by the European Medicines Agency, (4) sales milestone payments upon the first achievement of annual global net sales in excess of certain thresholds, and (5) certain royalties based on annual global net sales of all Licensed Products.

Corporate Information

On April 27, 2017, Savara completed its merger with Mast Therapeutics, Inc. (“Mast”) in accordance with the terms of the Agreement and Plan of Merger and Reorganization, dated as of January 6, 2017 (the “Merger Agreement”). Under the Merger Agreement, a wholly owned subsidiary of Mast merged with and into Savara, with Savara surviving as a wholly owned subsidiary of Mast. Pursuant to the terms and subject to the conditions set forth in the Merger Agreement, Savara stockholders became the majority stockholders of the surviving company and Mast changed its name to Savara Inc.

Our principal executive offices are located at 6836 Bee Cave Road, Building III, Suite 200, Austin, Texas 78746 and our telephone number at that address is (512) 614-1848. Our corporate website is located at www.savarapharma.com. We make available free of charge through our website our annual report on Form 10-K, quarterly reports on Form 10-Q, current reports on Form 8-K, and amendments to those reports filed or furnished pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934, as amended, or the Exchange Act, as soon as reasonably practicable after we electronically file such material with, or furnish it to, the SEC. The information contained in, or that can be accessed through, our website is not part of this prospectus.

THE OFFERING

Common stock offered by selling stockholders	47,927,176 shares, consisting of 9,569,430 outstanding shares of our common stock, 5,780,537 shares of our common stock issuable upon the exercise of outstanding pre-funded warrants and 32,577,209 shares of our common stock issuable upon the exercise of Milestone Warrants (or issuable upon exercise of pre-funded warrants to purchase shares of our common stock that are issuable to holders of Milestone Warrants upon exercise of such warrants in lieu of the issuance of common stock).

Use of proceeds	We will not receive any proceeds from the sale of shares of common stock by the selling stockholders.

Risk factors	You should read the “Risk Factors” section included or incorporated by reference in this prospectus for a discussion of factors to consider carefully before deciding to invest in shares of our common stock.

Nasdaq Global Select Market symbol	“SVRA”

DESCRIPTION OF PRIVATE PLACEMENT WITH THE SELLING STOCKHOLDERS

On December 20, 2019, we entered into a securities purchase agreement (the “Purchase Agreement”) with certain institutional and accredited investors (the “Investors”), pursuant to which we issued and sold in a private placement (the “Private Placement”) an aggregate of 9,569,430 shares of our common stock and, in lieu of shares of common stock, pre-funded warrants to purchase an aggregate of 5,780,537 shares of our common stock, and accompanying warrants (the “Milestone Warrants”) to purchase an aggregate of up to 32,577,209 additional shares of common stock (or pre-funded warrants to purchase common stock in lieu thereof) at a price of $1.745 per unit, consisting of a share of our common stock and an accompanying Milestone Warrant to purchase 2.122 shares of our common stock (a “Common Stock Unit”), or $1.744 per unit, consisting of a pre-funded warrant to purchase a share of our common stock and an accompanying Milestone Warrant to purchase 2.122 shares of our common stock (a “Pre-Funded Warrant Unit”). The price per Pre-Funded Warrant Unit represents the price of $1.745 per Common Stock Unit sold in the Private Placement, minus the $0.001 per share exercise price of each pre-funded warrant included in a Pre-Funded Warrant Unit. The exercise price of the Milestone Warrants is $1.48 per share, or if exercised for a pre-funded warrant in lieu thereof, $1.479 per pre-funded warrant (representing the Milestone Warrant exercise price of $1.48 per share minus the $0.001 per share exercise price of each such pre-funded warrant). The closing of the issuance and sale of these securities was consummated on December 24, 2019 (the “Private Placement Closing Date”). The Milestone Warrants are exercisable at any time prior to the earlier of thirty (30) days following the achievement of a defined clinical milestone or two years after Private Placement Closing Date. The pre-funded warrants are exercisable at any time after their original issuance and will not expire.

We received gross proceeds of approximately $26.8 million from the Private Placement, before deducting placement agent fees and offering expenses, and excluding the exercise proceeds of any pre-funded warrants and Milestone Warrants, as applicable. If all the Milestone Warrants and pre-funded warrants are exercised in full, we would expect to receive additional gross proceeds of approximately $48.2 million before deducting placement agent fees and estimated offering expenses.

For a detailed description of the transactions contemplated by the Purchase Agreement with the selling stockholders and the securities issued pursuant thereto, see the section entitled “Selling Stockholders” in this prospectus. We filed the registration statement on Form S-3, of which this prospectus forms a part, to fulfill our contractual obligations under the registration rights agreement entered into concurrently with the Purchase Agreement to provide for the resale by the selling stockholders of the shares of common stock offered hereby.

RISK FACTORS

Investing in our securities involves a high degree of risk. You should carefully consider the risk factors set forth under “Risk Factors” in Item 1A of our annual report on Form 10-K for the year ended December 31, 2019, which is incorporated by reference in this prospectus, together with all other information contained or incorporated by reference in this prospectus, as updated by our subsequent filings under the Exchange Act, and the risk factors and other information contained in any applicable prospectus supplement, before deciding whether to purchase any of the securities being registered pursuant to the registration statement of which this prospectus is a part. The risks and uncertainties we described below are not the only ones we face. Additional risks and uncertainties not presently known to us could adversely affect our business, operating results and financial condition, as well as adversely affect the value of an investment in our securities, and the occurrence of any of these risks might cause you to lose all or part of your investment.

SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS

This prospectus and our SEC filings that are incorporated by reference into this prospectus contain or incorporate by reference forward-looking statements within the meaning of Section 27A of the Securities Act and Section 21E of the Exchange Act. All statements, other than statements of historical fact, included or incorporated by reference in this prospectus regarding our development of our products, financial position, strategy, regulatory status, clinical and nonclinical studies, collaborations, commercial prospects, internal growth, competition, intellectual property, regulatory reforms, products, objectives of management, and compliance with Nasdaq Global Select Market listing standards are forward-looking statements. Forward-looking statements may include, but are not limited to, statements about:

•	our plans, strategies and objectives for future operations, including the execution and timing of those plans;

•	the process and prospects for regulatory approval of our product candidates, including timing and outcomes of clinical studies;

•	the impact of the coronavirus (COVID-19) pandemic and the response to the pandemic;

•	our future financial condition or performance, including the accuracy of our estimates regarding expenses, future revenues, capital requirements and needs for additional funding;

•	our beliefs regarding the therapeutic benefits of our product candidates;

•	our beliefs regarding the treatment of conditions related to the indications targeted by our product candidates; and

•	prospects for market success of our product candidates, including competition, intellectual property protection and infringement, third party payor coverage and reimbursement.

The words “believe,” “anticipate,” “estimate,” “plan,” “expect,” “intend,” “may,” “could,” “should,” “potential,” “likely,” “projects,” “continue,” “will,” and “would” and similar expressions are intended to identify forward-looking statements, although not all forward-looking statements contain these identifying words. Forward-looking statements reflect our current views with respect to future events, are based on assumptions and are subject to risks and uncertainties. We cannot guarantee that we actually will achieve the plans, intentions or expectations expressed in our forward-looking statements and you should not place undue reliance on these statements. There are a number of important factors that could cause our actual results to differ materially from those indicated or implied by forward-looking statements. These important factors include those discussed under the heading “Risk Factors” contained or incorporated in this prospectus and in any applicable prospectus supplement. These factors and the other cautionary statements made in this prospectus should be read as being applicable to all related forward-looking statements whenever they appear in this prospectus. Except as required by law, we do not assume any obligation to update any forward-looking statement. We disclaim any intention or obligation to update or revise any forward-looking statement, whether as a result of new information, future events or otherwise.

USE OF PROCEEDS

We are filing the registration statement of which this prospectus is a part to permit holders of the shares of our common stock described in the section entitled “Selling Stockholders” to resell such shares. We are not selling any securities under this prospectus and we will not receive any proceeds from the sale or other disposition of shares of our common stock held by the selling stockholders.

The selling stockholders will pay any discounts, commissions, fees of underwriters, selling brokers or dealer managers and expenses incurred by the selling stockholders for brokerage, accounting, tax or legal services or any other expenses incurred by the selling stockholders in disposing of the shares. We will bear all other costs, fees and expenses incurred in effecting the registration of the shares covered by this prospectus, including, without limitation, all registration and filing fees, printing fees, Nasdaq listing fees and fees and expenses of our counsel and our accountants.

SELLING STOCKHOLDERS

On December 20, 2019, we entered into a securities purchase agreement (the “Purchase Agreement”) with certain institutional and accredited investors (the “Investors”), pursuant to which we issued and sold in a private placement (the “Private Placement”) an aggregate of 9,569,430 shares of our common stock and, in lieu of shares of common stock, pre-funded warrants to purchase an aggregate of 5,780,537 shares of our common stock, and accompanying warrants (the “Milestone Warrants”) to purchase an aggregate of up to 32,577,209 additional shares of common stock (or pre-funded warrants to purchase common stock in lieu thereof) at a price of $1.745 per unit, consisting of a share of our common stock and an accompanying Milestone Warrant to purchase 2.122 shares of our common stock (a “Common Stock Unit”), or $1.744 per unit, consisting of a pre-funded warrant to purchase a share of our common stock and an accompanying Milestone Warrant to purchase 2.122 shares of our common stock (a “Pre-Funded Warrant Unit”). The price per Pre-Funded Warrant Unit represents the price of $1.745 per Common Stock Unit sold in the Private Placement, minus the $0.001 per share exercise price of each pre-funded warrant included in a Pre-Funded Warrant Unit. The exercise price of the Milestone Warrants is $1.48 per share, or if exercised for a pre-funded warrant in lieu thereof, $1.479 per pre-funded warrant (representing the Milestone Warrant exercise price of $1.48 per share minus the $0.001 per share exercise price of each such pre-funded warrant). The closing of the issuance and sale of these securities was consummated on December 24, 2019 (the “Private Placement Closing Date”). The Milestone Warrants are exercisable at any time prior to the earlier of thirty (30) days following the achievement of a defined clinical milestone or two years after the Private Placement Closing Date. The pre-funded warrants are exercisable at any time after their original issuance and will not expire. The shares issuable upon exercise of the Milestone Warrants and pre-funded warrants will become eligible for sale by the selling stockholders under this prospectus only when the Milestone Warrants or pre-funded warrants are exercised. We cannot predict when or whether any of the selling stockholders will exercise their Milestone Warrants or pre-funded warrants.

The Milestone Warrants and pre-funded warrants issued or issuable in the Private Placement provide that a holder of Milestone Warrants or pre-funded warrants does not have the right to exercise any portion of its Milestone Warrants or pre-funded warrants if such holder, together with its affiliates, would beneficially own in excess of 9.99% of the number of shares of our common stock outstanding immediately after giving effect to such exercise (the “Beneficial Ownership Limitation”); provided, however, that each holder may increase or decrease the Beneficial Ownership Limitation by giving notice to the Company; but not to any percentage in excess of either 9.99% or 19.99%, as selected by the applicable security holder at the issuance of the Milestone Warrants and the pre-funded warrants.

In connection with the Private Placement, we entered into a registration rights agreement with the Investors, dated as of December 20, 2019 (the “Registration Rights Agreement”), pursuant to which we agreed to file a registration statement with the SEC covering the resale of the shares of common stock sold in the Private Placement and the shares of common stock underlying the Milestone Warrants and pre-funded warrants described above. We agreed to file such registration statement within 120 days following the closing of the Private Placement. The Registration Rights Agreement includes customary indemnification rights in connection with the registration statement. The registration statement of which this prospectus is a part has been filed in accordance with the Registration Rights Agreement.

We received gross proceeds of approximately $26.8 million from the Private Placement, before deducting placement agent fees and offering expenses, and excluding the exercise proceeds of any pre-funded warrants and Milestone Warrants, as applicable. If all the Milestone Warrants and pre-funded warrants are exercised in full, we would expect to receive additional gross proceeds of approximately $48.2 million before deducting placement agent fees and estimated offering expenses.

The foregoing summary descriptions of the Purchase Agreement and the Registration Rights Agreement do not purport to be complete and are qualified in their entirety by reference to the full text of such documents, which are filed as exhibits to the registration statement of which this prospectus is a part, and are incorporated by reference herein.

This prospectus covers the sale or other disposition by the selling stockholders of up to the total number of shares of our common stock that were issued to the Investors pursuant to the Purchase Agreement, plus the total number of shares of our common stock issuable upon exercise of the Milestone Warrants and pre-funded warrants issued or issuable to the selling stockholders, without giving effect to the Beneficial Ownership Limitation described above. The table below sets forth, to our knowledge, information concerning the beneficial ownership of shares of our common stock by the selling stockholders as of March 30, 2020. The information in the table below with respect to the selling stockholders has been obtained from the selling stockholders. When we refer to the “selling stockholders” in this prospectus, or, if required, a post-effective amendment to the registration statement of which this prospectus is a part, we mean the selling stockholders listed in the table below as offering shares, as well as their respective pledgees, donees, transferees or other successors-in-interest. Throughout this prospectus, when we refer to the shares of our common stock being registered on behalf of the selling stockholders, we are referring to the shares of our common stock and the shares underlying the Milestone Warrants and pre-funded warrants issued or issuable to the selling stockholders pursuant to the Purchase Agreement, without giving effect to the Beneficial Ownership Limitation described above. The selling stockholders may sell all, some or none of the shares of common stock subject to this prospectus. See “Plan of Distribution” as may be supplemented and amended from time to time.

The number of shares of common stock beneficially owned prior to the offering for each selling stockholder includes (i) all shares of our common stock beneficially held by such selling stockholder as of March 30, 2020, (ii) the number of shares of our common stock that may be offered under this prospectus, and (iii) the number and percentage of our common stock beneficially owned by the selling stockholders assuming all of the shares of our common stock registered hereunder are sold. The percentages of shares owned before and after the offering are based on 50,842,629 shares of common stock outstanding as of March 30, 2020, which includes the outstanding shares of common stock offered by this prospectus but does not include any shares of common stock offered by this prospectus that are issuable pursuant to warrants and are deemed outstanding in the table below because they are beneficially owned by a person.

Beneficial ownership is determined in accordance with the rules of the SEC and includes voting or investment power with respect to our common stock. Generally, a person “beneficially owns” shares of our common stock if the person has or shares with others the right to vote those shares or to dispose of them, or if the person has the right to acquire voting or disposition rights within 60 days. In computing the number of shares of our common stock beneficially owned by a person and the percentage ownership of that person, we deemed outstanding shares of common stock issuable upon the exercise of Milestone Warrants and pre-funded warrants issued or issuable to that selling stockholder after giving effect to the Beneficial Ownership Limitation described above because all are exercisable within 60 days of March 30, 2020. We did not deem these shares outstanding, however, for the purpose of computing the percentage ownership of any other person. The inclusion of any shares in this table does not constitute an admission of beneficial ownership for any selling stockholder named below.

Name of Selling Stockholder	Shares of Common Stock Beneficially Owned Prior to Offering		Number of Shares of Common Stock Being Offered(1)	Shares of Common Stock to be Beneficially Owned After Offering(2)
	Number	Percentage	Offered	Number	Percentage

Entities affiliated with Bain Capital Life Sciences (3)	5,135,564	9.99%	25,561,172	—	—
Persons and entities affiliated with Farallon Capital Management, LLC (4)	5,107,380	9.99%	10,863,484	4,285,787	7.5%
Persons and entities affiliated with EcoR1 Capital, LLC (5)	4,473,204	8.4%	4,473,204	—	—

Name of Selling Stockholder	Shares of Common Stock Beneficially Owned Prior to Offering		Number of Shares of Common Stock Being Offered(1)	Shares of Common Stock to be Beneficially Owned After Offering(2)
	Number	Percentage	Offered	Number	Percentage
Commodore Capital Master LP (6)	1,917,087	3.7%	1,917,087	—	—
Logos Global Master Fund, L.P. (7)	1,917,087	3.7%	1,917,087	—	—
BEMAP Master Fund LTD (8)	1,366,780	2.6%	1,366,780	—	—
Sofinnova BioEquities Master Fund Ltd. (9)	741,274	1.4%	741,274	—	—
CVI Investments Inc. (10)	639,028	1.2%	639,028	—	—
Crestline Summit Master, SPC (11)	448,060	0.9%	448,060	—	—

(1)

The number of shares of our Common Stock in the column “Number of Shares of Common Stock Being Offered” represents all of the shares of our common stock that a selling stockholder may offer and sell from time to time under this prospectus. For certain selling stockholders, the number of shares of our common stock into which the Milestone Warrants and pre-funded warrants beneficially held by such selling stockholder are exercisable are limited pursuant to the applicable Beneficial Ownership Limitation for such selling stockholder and as a result, such shares are not reflected in the column “Shares of Common Stock Beneficially Owned Prior to the Offering” for such stockholder.

(2)

We do not know when or in what amounts a selling stockholder may offer shares for sale. The selling stockholders might not sell any or might sell all of the shares offered by this prospectus. Because the selling stockholders may offer all or some of the shares pursuant to this offering, and because there are currently no agreements, arrangements or understandings with respect to the sale of any of the shares, we cannot estimate the number of the shares that will be held by the selling stockholders after completion of the offering. However, for purposes of this table, we have assumed that, after completion of the offering, none of the shares covered by this prospectus will be held by the selling stockholders, including common stock issuable upon exercise of the Milestone Warrants and pre-funded warrants issued or issuable in the Private Placement.

(3)

Consists of shares of common stock held by Bain Capital Life Sciences Fund II, L.P. (“BCLS II”) and BCIP Life Sciences Associates, LP (“BCIPLS and, together with BCLS II, the “Bain Capital Life Sciences Entities”). BCLS II holds 4,074,844 shares of common stock, Milestone Warrants to purchase 15,488,141 shares of common stock and pre-funded warrants to purchase 3,222,974 shares of common stock. BCIPLS holds 496,295 shares of common stock, Milestone Warrants to purchase 1,866,376 shares of common stock and pre-funded warrants to purchase 392,542 shares of common stock. “Shares of Common Stock Beneficially Owned Prior to the Offering” consists of (i) an aggregate of 4,571,139 shares of common stock held by the Bain Capital Life Sciences Entities and (ii) an aggregate of 564,425 shares of common stock that may be acquired by the Bain Capital Life Sciences Entities within 60 days of March 30, 2020 upon the exercise of Milestone Warrants or pre-funded warrants held by the Bain Capital Life Sciences Entities, which reflects the 9.99% Beneficial Ownership Limitation elected by the Bain Capital Life Sciences Entities. “Number of Shares of Common Stock Being Offered” consists of (i) an aggregate of 4,571,139 shares of common stock held by the Bain Capital Life Sciences Entities and (ii) an aggregate of 20,990,033 shares of common stock that may be acquired by the Bain Capital Life Sciences Entities upon the exercise of Milestone Warrants or pre-funded warrants held by the Bain Capital Life Sciences Entities without giving effect to the Beneficial Ownership Limitation. Bain Capital Life Sciences Investors, LLC (“BCLSI”), whose managers are Jeffrey Schwartz and Adam Koppel, is the ultimate general partner of BCLS II and governs the investment strategy and decision-making process with respect to investments held by BCIPLS. As a result, each of BCLSI, Mr. Schwartz and Dr. Koppel may be deemed to share voting and dispositive power with respect to the shares of common stock held by the Bain Capital Life Sciences Entities. The address of the Bain Capital Life Sciences Entities is c/o Bain Capital Life Sciences, LP, 200 Clarendon Street, Boston, MA 02116.

(4)

Consists of (i) 4,825,086 shares of common stock beneficially owned by Farallon Capital Management, LLC and the following associated persons and entities: Farallon Capital Partners, L.P., Farallon Capital Institutional Partners, L.P., Farallon Capital Institutional Partners II, L.P., Farallon Capital Institutional Partners III, L.P., Four Crossings Institutional Partners V, L.P., Farallon Capital Offshore Investors II, L.P., Farallon Capital (AM) Investors, L.P., Farallon Capital F5 Master I, L.P., Farallon Capital Management, L.L.C., Farallon Partners, L.L.C., Farallon Institutional (GP) V, L.L.C., and Farallon F5 (GP), L.L.C., Philip D. Dreyfuss, Michael B. Fisch, Richard B. Fried, David T. Kim, Michael G. Linn, Rajiv A. Patel, Thomas G. Roberts, Jr., William Seybold, Andrew J. M. Spokes, John R. Warren and Mark C. Wehrly (collectively, “Farallon”), and (ii) 10,624,485 shares of common stock that may be acquired by Farallon upon the exercise of Milestone Warrants and pre-funded warrants within 60 days of March 30, 2020. Collectively, the Farallon Reporting Persons have shared voting and dispositive power over 4,825,086 shares and warrants to purchase 10,324,185 shares; however, the warrants can only be exercised to the extent such exercise would not cause the Farallon Reporting Persons to beneficially own more than 9.99% of the total number of shares of common stock of Savara outstanding immediately after giving effect to the exercise. Farallon has the right to increase this beneficial ownership limitation in its discretion on 61 days’ prior written notice to us, provided that in no event is Farallon permitted to exercise such warrants to the extent that such exercise would result in Farallon beneficially owning in the aggregate more than 19.99% of the number of shares of our common stock outstanding or the combined voting power of our securities outstanding immediately after giving effect to the issuance of shares of common stock issuable upon exercise of such warrants. Notwithstanding such limitation, a total of 10,863,484 shares of our common stock are being registered for resale under the registration statement of which this prospectus forms a part pursuant to the Registration Rights Agreement. The address of Farallon persons and entities is c/o Farallon Capital Management, L.L.C., One Maritime Plaza, Suite 2100, San Francisco, California 94111.

(5)

Consists of (i) 1,432,664 shares of common stock and (ii) 3,040,540 shares of common stock that may be acquired upon the exercise of Milestone Warrants and pre-funded warrants within 60 days of March 30, 2020, which are held by EcoR1 Capital Fund, L.P. and EcoR1 Capital Fund Qualified, L.P. (collectively “EcoR1 Funds”). Oleg Nodelman is the Managing Director and owns and controls EcoR1 Capital, LLC. The EcoR1 Reporting Persons have shared voting dispositive power over 4,473,204 shares which is comprised of 1,432,664 shares of common stock and 3,040,540 warrants to purchase common stock. EcoR1 Capital, LLC’s address is 357 Tehama Street, Suite 3, San Francisco, CA 94103.

(6)

Consists of (i) 613,999 shares held by Commodore Capital Master LP on behalf of R. Egen Atkinson and Michael Kramarz (collectively, “Commodore”) and (ii) 1,303,088 shares of common stock that may be acquired by Commodore upon exercise of Milestone Warrants within 60 days of March 30, 2020. Commodore has shared voting and dispositive power over 1,917,087 shares, which is comprised of 613,999 shares and warrants to purchase 1,303,088 shares. Commodore’s address is 55 Hudson Yards, Floor 29, New York, NY 10001.

(7)

Consists of (i) 613,999 shares held by Logos Global Master Fund, L.P., Logos GP LLC and Arsani William (collectively, “Logos”) and (ii) 1,303,088 shares of common stock that may be acquired by Logos upon exercise of the Milestone Warrants within 60 days of March 30, 2020. Logos has shared voting and dispositive power over 1,917,087 shares, which is comprised of 613,999 shares and warrants to purchase 1,303,088 shares. Logo’s address is 1 Letterman Drive, Suite D3-700, Bldg D, San Francisco, CA 94129.

(8)

Consists of (i) 437,748 shares held by BEMAP Master Fund LTD (the “BEMAP Fund”), and (ii) 929,032 shares of common stock that may be acquired by the BEMAP Fund upon exercise of Milestone Warrants within 60 days of March 30, 2020. Sofinnova Investments, Inc. (“Sofinnova”) is the investment manager for the BEMAP Fund and has shared voting and dispositive power over such shares. The address of the BEMAP Fund is c/o Sofinnova Investments, Inc., 3000 Sand Hill Road, Building 4, Suite 250, Menlo Park, CA 94025.

(9)

Consists of (i) 237,413 shares held by Sofinnova BioEquities Master Fund Ltd. (the “Sofinnova Fund”) and (ii) 503,861 shares of common stock that may be acquired upon exercise of Milestone Warrants within 60 days of March 30, 2020. Sofinnova Investments, Inc. (“Sofinnova”) is the investment manager for the Sofinnova Fund and has shared voting and dispositive power over such shares. The address of the Sofinnova Fund is c/o Sofinnova Investments, Inc., 3000 Sand Hill Road, Building 4, Suite 250, Menlo Park, CA 94025.

(10)

Consists of (i) 204,666 shares held by CVI Investments, Inc., Heights Capital Management, Inc., and Martin Kobinger (collectively, “CVI”) and (ii) 434,362 shares of common stock that may be acquired by CVI upon exercise of Milestone Warrants within 60 days of March 30, 2020. Heights Capital Management, Inc., the authorized agent of CVI, has discretionary authority to vote and dispose of the shares held by CVI and may be deemed to be the beneficial owner of these shares. Martin Kobinger, in his capacity as Investment Manager of Heights Capital Management, Inc., may also be deemed to have investment discretion and voting power over the shares held by CVI. Mr. Kobinger disclaims any such beneficial ownership of the shares. CVI’s address is c/o Heights Capital Management, Inc., 101 California Street, Suite 3250, San Francisco, CA 94111.

(11)

Consists of (i) 143,503 shares held by Crestline Summit Master, SPC (the “Crestline Fund”), and (ii) 304,557 shares of common stock that may be acquired by Crestline upon exercise of Milestone Warrants within 60 days of March 30, 2020. Sofinnova is the investment manager for the Crestline Fund and has shared voting and dispositive power over such shares. The address of the Crestline Fund is c/o Sofinnova Investments, Inc., 3000 Sand Hill Road, Building 4, Suite 250, Menlo Park, CA 94025.

PLAN OF DISTRIBUTION

The selling stockholders, which as used herein includes donees, pledgees, transferees or other successors-in-interest selling shares of common stock or interests in shares of common stock received after the date of this prospectus from a selling stockholder as a gift, pledge, partnership distribution or other transfer, may, from time to time, sell, transfer or otherwise dispose of any or all of their shares of common stock or interests in shares of common stock on any stock exchange, market or trading facility on which the shares are traded or in private transactions. These dispositions may be at fixed prices, at prevailing market prices at the time of sale, at prices related to the prevailing market price, at varying prices determined at the time of sale, or at negotiated prices.

The selling stockholders may use any one or more of the following methods when disposing of shares or interests therein:

•	ordinary brokerage transactions and transactions in which the broker-dealer solicits purchasers;

•	block trades in which the broker-dealer will attempt to sell the shares as agent, but may position and resell a portion of the block as principal to facilitate the transaction;

•	purchases by a broker-dealer as principal and resale by the broker-dealer for its account;

•	an exchange distribution in accordance with the rules of the applicable exchange;

•	privately negotiated transactions;

•	short sales effected after the date the registration statement of which this prospectus is a part is declared effective by the SEC;

•	through the writing or settlement of options or other hedging transactions, whether through an options exchange or otherwise;

•	broker-dealers may agree with the selling stockholders to sell a specified number of such shares at a stipulated price per share;

•	a combination of any such methods of sale; and

•	any other method permitted by applicable law.

The selling stockholders may, from time to time, pledge or grant a security interest in some or all of the shares of common stock owned by them and, if they default in the performance of their secured obligations, the pledgees or secured parties may offer and sell the shares of common stock, from time to time, under this prospectus, or under an amendment to this prospectus under Rule 424(b)(3) or other applicable provision of the Securities Act of 1933, as amended (the “Securities Act”), amending the list of selling stockholders to include the pledgee, transferee or other successors in interest as selling stockholders under this prospectus. The selling stockholders also may transfer the shares of common stock in other circumstances, in which case the transferees, pledgees or other successors in interest will be the selling beneficial owners for purposes of this prospectus.

In connection with the sale of our common stock or interests therein, the selling stockholders may enter into hedging transactions with broker-dealers or other financial institutions, which may in turn engage in short sales of the common stock in the course of hedging the positions they assume. The selling stockholders may also sell shares of our common stock short and deliver these securities to close out their short positions, or loan or pledge the common stock to broker-dealers that in turn may sell these securities. The selling stockholders may also enter into option or other transactions with broker-dealers or other financial institutions or the creation of one or more derivative securities which require the delivery to such broker-dealer or other financial institution of shares offered by this prospectus, which shares such broker-dealer or other financial institution may resell pursuant to this prospectus (as supplemented or amended to reflect such transaction).

The aggregate proceeds to the selling stockholders from the sale of the common stock offered by them will be the purchase price of the common stock less discounts or commissions, if any. Each of the selling stockholders reserves the right to accept and, together with their agents from time to time, to reject, in whole or in part, any proposed purchase of common stock to be made directly or through agents. We will not receive any of the proceeds from this offering. Upon any exercise of the warrants by payment of cash, however, we will receive the exercise price of the warrants.

The selling stockholders also may resell all or a portion of the shares in open market transactions in reliance upon Rule 144 under the Securities Act, provided that they meet the criteria and conform to the requirements of that rule.

The selling stockholders and any underwriters, broker-dealers or agents that participate in the sale of the common stock or interests therein may be “underwriters” within the meaning of Section 2(11) of the Securities Act. Any discounts, commissions, concessions or profit they earn on any resale of the shares may be underwriting discounts and commissions under the Securities Act. Selling stockholders who are “underwriters” within the meaning of Section 2(11) of the Securities Act will be subject to the prospectus delivery requirements of the Securities Act.

To the extent required, the shares of our common stock to be sold, the names of the selling stockholders, the respective purchase prices and public offering prices, the names of any agents, dealer or underwriter, and any applicable commissions or discounts with respect to a particular offer will be set forth in an accompanying prospectus supplement or, if appropriate, a post-effective amendment to the registration statement that includes this prospectus.

In order to comply with the securities laws of some states, if applicable, the common stock may be sold in these jurisdictions only through registered or licensed brokers or dealers. In addition, in some states the common stock may not be sold unless it has been registered or qualified for sale or an exemption from registration or qualification requirements is available and is complied with.

We have advised the selling stockholders that the anti-manipulation rules of Regulation M under the Exchange Act may apply to sales of shares in the market and to the activities of the selling stockholders and their affiliates. In addition, to the extent applicable, we will make copies of this prospectus (as it may be supplemented or amended from time to time) available to the selling stockholders for the purpose of satisfying the prospectus delivery requirements of the Securities Act. The selling stockholders may indemnify any broker-dealer that participates in transactions involving the sale of the shares against certain liabilities, including liabilities arising under the Securities Act.

We have agreed to indemnify the selling stockholders against liabilities, including liabilities under the Securities Act and state securities laws, relating to the registration of the shares offered by this prospectus.

We have agreed with the selling stockholders to use commercially reasonable efforts to cause the registration statement of which this prospectus constitutes a part effective and to remain continuously effective until the earlier of (1) such time as all of the shares covered by this prospectus have been disposed of pursuant to and in accordance with such registration statement or (2) the date on which all of the shares may be sold without restriction pursuant to Rule 144 of the Securities Act.

LEGAL MATTERS

The validity of the shares of our common stock being offered by this prospectus is being passed upon for us by Wilson Sonsini Goodrich & Rosati, Professional Corporation, Austin, Texas.

EXPERTS

The consolidated financial statements incorporated in this prospectus by reference to the Annual Report on Form 10-K for the year ended December 31, 2019 have been so incorporated in reliance on the report of RSM US LLP, an independent registered public accounting firm, given on the authority of such firm as experts in auditing and accounting.

The financial statements incorporated in this prospectus by reference to the Annual Report on Form 10-K for the year ended December 31, 2019 have been so incorporated in reliance on the report of PricewaterhouseCoopers LLP, an independent registered public accounting firm, given on the authority of said firm as experts in auditing and accounting.

WHERE YOU CAN FIND ADDITIONAL INFORMATION

We file annual, quarterly and current reports, proxy statements and other information with the SEC. Our SEC filings are available to the public over the Internet at the SEC’s website at http://www.sec.gov.

We make available, free of charge, through our investor relations website, our Annual Reports on Form 10-K, Quarterly Reports on Form 10-Q, Current Reports on Form 8-K, statements of changes in beneficial ownership of securities and amendments to those reports and statements as soon as reasonably practicable after they are filed with the SEC. The address for our website is http://www.savarapharma.com. The contents on our website are not part of this prospectus, and the reference to our website does not constitute incorporation by reference into this prospectus of the information contained at that site.

This prospectus is part of a registration statement we filed with the SEC. This prospectus omits some information contained in the registration statement in accordance with SEC rules and regulations. You should review the information and exhibits in the registration statement for further information about us and our consolidated subsidiaries and our securities. Statements in this prospectus concerning any document we filed as an exhibit to the registration statement or that we otherwise filed with the SEC are not intended to be comprehensive and are qualified by reference to these filings. You should review the complete document to evaluate these statements. You can obtain a copy of the registration statement from the SEC’s website.

INCORPORATION OF CERTAIN INFORMATION BY REFERENCE

The SEC allows us to “incorporate by reference” into this prospectus the information we file with the SEC. This means that we can disclose important information to you by referring you to those documents. Any statement contained in a document incorporated by reference in this prospectus shall be deemed to be modified or superseded for purposes of this prospectus to the extent that a statement contained herein, or in any subsequently filed document, which also is incorporated by reference herein, modifies or supersedes such earlier statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this prospectus.

We hereby incorporate by reference into this prospectus the following documents that we have filed with the SEC under the Exchange Act File No. 001-32157 (other than current reports on Form 8-K, or portions thereof, furnished under Items 2.02 or 7.01 of Form 8-K):

•

our Annual Report on Form 10-K for the fiscal year ended December 31, 2019, filed with the SEC on March 12, 2020, including the information specifically incorporated by reference therein from our Definitive Proxy Statement on Schedule 14A filed with the SEC on April 15, 2020; and

•	our Current Reports on Form 8-K filed with the SEC on February 3, 2020 and April 2, 2020; and

•

the description of our common stock contained in our registration statement on Form 8-A filed with the SEC on April 27, 2017 (File No. 001-32157), including any amendment or report updating such description.

All documents that we file with the SEC pursuant to Section 13(a), 13(c), 14 or 15(d) of the Exchange Act (other than current reports on Form 8-K, or portions thereof, furnished under Items 2.02 or 7.01 of Form 8-K) (i) after the initial filing date of the registration statement of which this prospectus forms a part and prior to the effectiveness of such registration statement and (ii) after the date of this prospectus and prior to the termination of the offering shall be deemed to be incorporated by reference in this prospectus from the date of filing of the documents, unless we specifically provide otherwise. Information that we file with the SEC will automatically update and may replace information previously filed with the SEC. To the extent that any information contained in any current report on Form 8-K or any exhibit thereto, was or is furnished to, rather than filed with the SEC, such information or exhibit is specifically not incorporated by reference.

Upon written or oral request made to us at the address or telephone number below, we will, at no cost to the requester, provide to each person, including any beneficial owner, to whom this prospectus is delivered, a copy of any or all of the information that has been incorporated by reference in this prospectus (other than an exhibit to a filing, unless that exhibit is specifically incorporated by reference into that filing), but not delivered with this prospectus. You may also access this information on our website at www.savarapharma.com by viewing the “SEC Filings” subsection of the “Investors” menu. No additional information on our website is deemed to be part of or incorporated by reference into this prospectus. We have included our website address in this prospectus solely as an inactive textual reference.

Savara Inc.

6836 Bee Cave Road, Building III, Suite 200

Austin, TX 78746

Attn: Investor Relations

(512) 614-1848

47,927,176 shares of Common Stock

PROSPECTUS

April 29, 2020